UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  November 25, 2011

NetREIT, Inc.
(Exact name of registrant as specified in its charter)

MARYLAND (State of other jurisdiction of incorporation)	000-53673 (Commission File Number)	33-0841255 (I.R.S. Employer Identification No.)
1282 Pacific Oaks Place Escondido, California 92029 (Address of principal executive offices) (Zip Code)
(760) 471-8536 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           On December 1, 2011, the Board of Directors of NetREIT, Inc. announced the election of Ms. Shirley Bullard to the Board of Directors to serve as a director of NetREIT, Inc., effective on December 2, 2011.  Ms. Bullard will stand for re-election at NetREIT’s next annual meeting of stockholders, which is currently scheduled to be held on May 18, 2012.  Ms. Bullard has not been named to serve on any committee of the Board, and the information about whether she is to be named to serve on any committee of the Board has not yet been determined or is unavailable at the time of this filing.

Ms. Bullard is the Chief Administrative Officer and Vice President of Human Resources with The Ken Blanchard Companies, a Leadership and Management Training Company based in Escondido, California, which she joined in 1998.  Prior to joining The Ken Blanchard Companies, Ms. Bullard served as the Director of Personnel Support Services and Director of Personnel Commission for the Poway Unified School District, a Public K-12 school district in North County San Diego, California.  Previously, Ms. Bullard provided 18 years of service with the U.S. Navy as Director of Labor Relations and Deputy Officer for Equal Opportunity/Affirmative Action.  From 1995 to 2008, Ms. Bullard served on the Board of Directors for Mission Federal Credit Union, and she is currently on the Board of Directors for the School for Integrated Academics and Technologies, a position she has held since 2005.  Ms. Bullard holds a Jurist Doctorate and a Bachelor of Science of Law degree from Thomas Jefferson School of Law.

As a new director, Ms. Bullard will participate in the non-employee director compensation arrangements generally applicable to all NetREIT non-employee directors.  Under the terms of the arrangement as currently in effect, Ms. Bullard will be eligible to receive, among other things, shares of restricted common stock that vest equally on an annual basis for three consecutive years.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NetREIT, Inc.
Date: December 1, 2011	By:	/s/ Kenneth W. Elsberry
Kenneth W. Elsberry,
Chief Financial Officer